EXHIBIT (b)(i)
                                                                  --------------

                                 LOAN AGREEMENT

THIS LOAN AGREEMENT entered into this 22nd day of April, 2005, by and among JOHN
D. and SUSAN Y. GIBBS, husband and wife residents of the State of Oklahoma (the "Gibbs") and GIBBS HOLDINGS, LLC, an Oklahoma limited liability company ("GH"; GH and the Gibbs are collectively referred to herein as the "Borrower") and BANCFIRST, a State of Oklahoma banking association (hereinafter referred to as the "Lender");

                              W I T N E S S E T H:

In consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

     1. DEFINITIONS. As used in this Agreement, the parties agree that the following terms shall have the respective meanings indicated:

          1.1 Account Control Agreement. The term "Account Control Agreement" shall refer to all account control agreements between the holder of any accounts or securities of Borrower.

          1.2 Agreement. The term "Agreement" shall mean this Loan Agreement, as the same may be amended or supplemented from time to time.

          1.3 Collateral. The term "Collateral" shall mean (i) all GH's shares of common stock of Redwood (ii) the securities held in the Gibbs' Washington Mutual brokerage account will be transferred to a BancFirst account and a lien will be placed on the account, and (iii) all proceeds, products and increases thereof, whether or not the funds to purchase such items are advanced to the Borrower by the Lender, together with all other assets which are hereafter pledged as collateral for Borrower's obligations under any of the Loan Documents.

          1.4 Event of Default. The term "Event of Default" shall have that meaning ascribed to such term in Section 6 hereof.

          1.5 Financing Statements. The term "Financing Statements" shall mean the Uniform Commercial Code financing statements to be executed by Borrower, in a form satisfactory to the Lender, for the purpose of providing public notice of the security interests created hereunder or under the terms of any of the other Loan Documents.

          1.6 Governmental Authority. The term "Governmental Authority" shall mean (a) any governmental municipality or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department instrumentality or public body, or (c) any court, administrative tribunal or public utility.

          1.7 Highest Lawful Rate. The term "Highest Lawful Rate" shall mean the maximum rate of interest from time to time which the Lender is allowed to contract for, charge for, take, reserve, or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges hereunder.

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          1.8 Laws. The term "Laws" shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territorial possession, or any Tribunal.

          1.9 Loan. The term "Loan" shall collectively mean the loans contemplated by this Agreement and evidenced and secured by the Loan Documents.

          1.10 Loan Documents. The term "Loan Documents" shall collectively mean this Agreement, the Note, the Pledge and Security Agreement, the UCC financing statements and all other instruments, documents and writings executed or delivered by or on behalf of the Borrower pursuant to or in connection with the transactions described in this Agreement, together with any and all renewals, amendments or modifications of any of the above.

          1.11 Maturity Date. The term "Maturity Date" shall mean April 22,
2006.

          1.12 Note. The term "Note" shall mean that certain Promissory Note made payable by the Borrower in favor of the Lender in an amount not to exceed $1,400,000.00, which shall be in form and substance acceptable to Lender, together with any and all renewals, extensions, modifications and restatements thereof.

          1.13 Person. The term "Person" shall mean any individual, firm, corporation, partnership, estate, trust, trustee, agent, employee, Tribunal, organization or any other entity.

          1.14 Pledge and Security Agreement. The term "Pledge and Security Agreement" shall mean and refer to that certain Pledge and Security Agreement dated as of the date hereof pledging Borrower's interest in Redwood to Lender.

          1.15 Prime Rate. The term "Prime Rate" shall mean, as of any date, an independent index rate which is based upon the base rate on corporate loans posted by at least 75% of the nation's 30 largest banks, also called the prime rate as published in the Wall Street Journal (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitute index after notice to Borrower. Lender will tell Borrower the current index rate upon request. The interest rate change will not occur more often than each day. Borrower understands that Lender may make loans based upon other rates as well. Interest shall be calculated on the outstanding principal amount hereunder on the basis of a three hundred sixty (360) day year for the actual number of days in each calendar month. Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

          1.16 Redwood. The term "Redwood" shall refer to Redwood MicroCap Fund, Inc.

          1.17 Selling Shareholders. The term "Selling Shareholders" shall refer to John C. Power, Randy Butchard and Allen Williams who are parties to the Stock Purchase Agreement.

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          1.18 Stock Purchase Agreement. The term "Stock Purchase Agreement shall refer to the stock purchase agreement dated as of March 24, 2005 between GH and the Selling Shareholders.

          1.19 Tangible Net Worth. The term "Tangible Net Worth" shall mean and be defined as net worth less intangible assets pursuant to GAAP.

          1.20 Tribunal. The term "Tribunal" shall mean any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, agency or instrumentality.

          1.21 Washington Mutual Account. The term "Washington Mutual Account" shall mean that certain brokerage account (account no. N13-297178) maintained by WM Financial Services which such term shall also refer to the account maintained by Lender in which the securities currently in the Washington Mutual Account will be transferred.

     2. LENDING AGREEMENT. From and including the date of this Agreement and prior to the Maturity Date, Lender agrees, on the terms and conditions set forth in this Agreement, to make a multiple advance Loan to the Borrower, provided that, after giving effect to the making of the Loan, Lender's outstanding credit exposure shall not exceed $1,400,000. The Loans advanced by Lender to the Borrower shall be evidenced by the Note from the Borrower. Subject to the provisions of this Agreement and the other Loan Documents, the Lender will make and the Borrower will accept the Loan on the following terms:

          2.1 Principal. The Loan shall be evidenced by the Note and shall not exceed the aggregate principal amount of One Million Four Hundred Thousand and No/100's Dollars ($1,400,000.00).

          2.2 Maturity Date. The entire unpaid principal balance of the Note plus all accrued interest thereon will be due and payable on the Maturity Date.

          2.3 Interest. From the date hereof (the "Funding Date") upon which the initial portion of principal on the Note is disbursed to Borrower, up to, and including, the Maturity Date, so long as no Event of Default exists, the unpaid principal balance outstanding under the Note shall bear interest at a rate per annum which shall be equal to the lesser of: (i) the Highest Lawful Rate in effect from day to day, or (ii) the Prime Rate plus one percent (1.00%). Interest shall be calculated on the outstanding principal amount under the Note on the basis of a three hundred sixty (360) day year for the actual number of days in each calendar month.

          2.4 Repayment of the Note. Borrower shall make payment of all accrued but unpaid interest on the 22nd day of May, 2005 and on the 22nd day of each month thereafter through the Maturity Date. All principal plus all accrued but unpaid interest shall be due and payable in full on the Maturity Date.

          2.5 Default Interest. While any default exists hereunder or under the terms of the Note or any other Loan Document, in lieu of the interest rate provided in the Note, all sums owing by any Borrower to the Lender in connection with this Loan shall bear interest at the rate equal to the lesser of (i) the Prime Rate plus five percent (5%) per annum, or (ii) the Highest

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Lawful Rate, accrued from the date of default to the date on which such default is cured to the satisfaction of the Lender.

          2.6 Late Fee. In the event the payment required pursuant to Section
2.4 above is not received within fifteen (15) days of the date due, in addition to other sums required herein or in the Note, Borrower shall make a payment to Lender of $25.00.

          2.7 Purpose. Monies advanced by the Lender under the Note, pursuant to this Agreement, shall be used by Borrower to purchase shares of Redwood Common Stock from the Selling Shareholders or other holders of such stock or to pay transaction costs associated with such purchases. However, Borrower agrees that he shall not use the proceeds for personal, family or household purposes.

          2.8 No Prepayment Penalty. The Borrower shall have the right to prepay the principal balance of the Note as set forth in the Note without penalty.

     3. BORROWER'S REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Lender as follows:

          3.1 Organization and Good Standing. GH is a limited liability company duly organized and existing in good standing under the laws of the State of Oklahoma and has the requisite power and authority to own its properties and assets and to transact the business in which it is engaged.

          3.2 Authorization and Power. GH has the requisite power and authority to execute, deliver and perform the Loan Documents. GH has taken all necessary action to authorize such execution, delivery and performance of the Loan Documents. GH is and will continue to be duly authorized to perform the Loan Documents.

          3.3 Governmental Authorization. The execution, delivery, and performance by either GH or the Gibbs of this Agreement requires no approval of or filing with any Governmental Authority, other than those required under the Securities Exchange Act of 1934 (the "1934 Act") which will include the filing of copies of the Loan Documents.

          3.4 Binding Effect. This Agreement and the other Loan Documents, when duly executed and delivered, will constitute legal, valid, and binding obligations of the Borrower, fully enforceable in accordance with their respective terms (subject to limitations on enforceability resulting from bankruptcy and other similar laws relating to creditor's rights and principles of equity) and will secure the payment and performance of the Loan as described herein.

          3.5 Ownership of Collateral. The Borrower is now and will be indefeasibly seized of lawful ownership of the Collateral as of the date of the advance of Loan proceeds under this Agreement, and has full power and lawful authority to pledge and encumber the same, and that the Collateral is free and clear of all encumbrances.

3.6 Litigation. Except for litigation in existence with Primrose Drilling Ventures, which has been disclosed to Lender and is in the process of settlement, that there are

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no actions, suits, governmental investigations or administrative proceedings currently pending before any Tribunal, or to the knowledge of Borrower, threatened against or affecting Borrower or the Collateral, or involving the validity or enforceability of the Loan Documents or the priority of the liens thereof, and to Borrower's knowledge, Borrower is not in default with respect to any order, writ, injunction, decree or demand of any Tribunal.

          3.7 Other Agreement. That the consummation of the transaction hereby contemplated and the performance of this Agreement and the other Loan Documents will not result in any breach of, or constitute a default under, any indenture, mortgage, lease, bank loan or credit agreement, charter, bylaws, operating agreement or any other instrument or agreement to which any Borrower is a party or by which any Borrower may be bound or affected.

          3.8 No Default. That no Event of Default presently exists under this Agreement, the Note, or the other Loan Documents, and no event has occurred and is continuing which with notice or the passage of time, or otherwise, would constitute an Event of Default under this Agreement, the Note, or the other Loan Documents.

          3.9 Full Disclosure. That neither this Agreement nor any statements or documents referred to herein or delivered by or on behalf of the Borrower pursuant to this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

          3.10 Governmental Filings. The Borrower has complied with all filing requirements of all Governmental Authorities including, but not limited to, the Securities and Exchange Commission.

     4. COVENANTS OF BORROWER. The Borrower covenants and agrees with Lender as follows:

          4.1 Financial Statements. Borrower shall provide Lender with their financial statements, in form and substance acceptable to Lender, within 90 days of each year end during the term hereof.

          4.2 Maintenance of Existence. GH shall preserve and maintain its limited liability company existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and conduct its business in an orderly and efficient manner consistent with good business practices.

          4.3 Conveyances; Encumbrances. Borrower will not sell, transfer, lease or convey all or any portion of the Collateral nor create, assume or suffer to exist any mortgage, pledge, security interest, lien or encumbrance on the Collateral, without the Lender's prior written consent.

          4.4 Tribunal Requirements. Borrower will use its best efforts to promptly comply with any and all requirements of any applicable Tribunal, and furnish the Lender, upon request, with evidence of such compliance.

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          4.5 Expenses. To pay all costs and expense required to satisfy the conditions of this Agreement. Without limitation of the generality of the foregoing, the Borrower agrees to pay:

          4.5.1 The reasonable fees and expenses of counsel employed by the Lender in connection with closing this Loan and all reasonable fees and expenses of counsel employed by the Lender in regard to any litigation or enforcement arising out of or relating to this transaction; and

          4.5.2 All other fees and expenses involved in the closing of this Loan and the fees and expenses payable by the Lender which are incidental to the enforcement or defense of this Agreement or any instrument executed pursuant hereto.

In the event the Borrower fails to pay all such costs and expenses promptly after the submission to the Borrower of a written or verbal request for the payment of such costs and expenses by or on behalf of the Lender, the Lender may make advances against the Loan and pay such sums directly for the Borrower.

          4.6 Litigation. To promptly furnish to the Lender written notice of any litigation affecting Borrower or the Collateral.

          4.7 Creation of Liens. Borrower shall not create, assume or suffer to exist any liens against the Collateral.

          4.8 Payment of Taxes. The Borrower shall pay all taxes, if any, and all assessments and governmental charges or levies imposed on Borrower, Borrower's assets or income, or the Collateral prior to the date which penalties attach thereto; provided, however, the Borrower may contest such taxes, assessments, governmental charges or levies so long as the same do not impose a lien on the Collateral.

          4.9 Books and Records. The Borrower will keep and maintain accurate books and records in regard to their businesses, which will be kept in accordance with generally accepted accounting principles, consistently applied.

          4.10 Compliance with Laws. The Borrower shall comply with all Laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which the Borrower may be subject.

          4.11 Washington Mutual Account. The Gibbs shall maintain throughout the term hereof a minimum equity balance in the Washington Mutual Account of, at least, $400,000.00.

          4.12 Tangible Net Worth. The Gibbs shall maintain as of the end of each year during the term hereof a Tangible Net Worth of, at least, $1,000,000 on a combined basis as determined from The Gibbs' financial statements.

          4.13 Loan Fees. Borrower shall pay Lender a fee in an amount equal to five percent (5%) of the difference between the highest loan balance reached less $500,000. Such fee shall be due and payable on the Maturity Date.

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          4.14 Debt. Borrower shall not create, incur, assume, or suffer to exist any indebtedness for borrowed money in excess of $200,000 except: (a) amounts currently owed as detailed on the Gibbs's financial statement dated as of November 30, 2004; (b) the loan described herein and in the Note; (c) indebtedness incurred for the purpose of buying or refinancing indebtedness on the Gibbs's primary residence; and (d) indebtedness to the Selling Shareholders pursuant to the Stock Purchase Agreement.

          4.15 Loans, Guaranties. Borrower shall not guarantee or otherwise in any manner become or be liable in respect of any indebtedness, liabilities or other obligations of any other person or entity (in excess of $100,000.00 in the aggregate), whether by agreement to purchase the indebtedness of any other person or entity or agreement for the furnishing of funds to any other person or entity through the purchase or lease of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging the indebtedness of any other person or entity, or otherwise, except that the foregoing restrictions shall not apply to such loans or guaranties currently in existence and set forth in the Gibbs' financial statements dated as of November 30, 2004 and to loans and guaranties to the Selling Shareholders pursuant to the Stock Purchase Agreement.

     5. CONDITIONS OF LENDING. The obligations of the Lender to perform this Agreement and to make any advance or allow any renewal under the Note is subject to the performance by the Borrower of the following conditions precedent:

          5.1 Executed Loan Documents. The Lender shall have received this Agreement, the Note, the Pledge and Security Agreement, stock powers related thereto, the Account Control Agreement, and all of the other Loan Documents, all of which shall be fully executed.

          5.2 Non-Default. That there has occurred no Event of Default under this Agreement or the other Loan Documents.

          5.3 Stock Purchase Agreement. Lender shall have received an executed copy of the Stock Purchase Agreement between GH and the Selling Shareholders.

          5.4 Life Insurance. Borrower shall have provided Lender with evidence of a life insurance policy insuring the life of John D. Gibbs for an amount of not less than $750,000 from a life insurance company reasonably acceptable to Lender naming Lender as beneficiary.

          5.5 Washington Mutual Account. The balance in the Washington Mutual account shall not be less than $400,000.00.

          5.6 Governmental Filings. Borrower shall have provided Bank with evidence of all filings made with the Securities and Exchange Commission or other Governmental Authorities including, but not limited to, all filings or amendments to filings made pursuant to Sections 13, 14 and 16 of the Securities Exchange Act of 1934.

          5.7 Opinion of Counsel. Bank shall have received an opinion of Borrower's counsel in form and substance acceptable to Bank and its counsel.

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

     6. EVENT OF DEFAULT. Each of the following shall constitute an Event of Default hereunder and under each of the Loan Documents executed pursuant to this
Agreement:

          6.1 Nonpayment of Note. Default in payment within five (5) days of when due of any interest on or principal of the Note.

          6.2 Other Nonpayment. Default in payment within five (5) days of when due of any amount payable to the Lender under the terms of this Agreement.

          6.3 Breach of Covenants. Default by Borrower in the performance or observance of any covenant contained in this Agreement, any instrument executed pursuant to this Agreement, or under the terms of any other instrument delivered to the Lender in connection with this Agreement, including, without limitation, the falsity or breach of any representation, warranty or covenant, which Default is continuing after notice thereof to Borrower from Lender and after Borrower has had thirty (30) days opportunity to cure such Default.

          6.4 Representations or Warranties. Any representation, statement, certificate, schedule or report made or furnished to the Lender by Borrower proves to be false or erroneous in any material respect at the time of the making thereof or any warranty ceases to be complied with in any material respect.

          6.5 Insolvency. Borrower shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator of Borrower, or any of its properties, (ii) make a general assignment for the benefit of creditors, (iii) commence any proceeding relating to the bankruptcy, reorganization, liquidation, receivership, conservatorship, insolvency, readjustment of debt, dissolution or liquidation of Borrower, or if action shall be taken by Borrower for the purpose of effecting any of the foregoing, (iv) suffer any such appointment or commencement of a proceeding as described in clause (i) or (iii) of this Section 6.5, which appointment or proceeding is not terminated or discharged within sixty (60) days, or (vi) becomes insolvent.

          6.6 Tribunal Requirements. The issuance of any order, decree or judgment pursuant to any judicial or administrative proceeding declaring that the Improvements are in violation of any law, ordinance, rule or regulation of any Tribunal which is not vacated or discharged within thirty (30) days.

          6.7 Creditor's Proceedings. Entry by any court of a final judgment against Borrower, or the institution of any levy, attachment, garnishment proceeding against Borrower which is not discharged or dismissed within sixty
(60) days.

     7. REMEDIES. Upon the occurrence of an Event of Default, as defined in
Section 6 of this Agreement and if such Event of Default is not cured during any applicable cure period, the Lender may, at its option:

          7.1 Acceleration of Note; Foreclosure of Security Interest. Declare the Note to be immediately due and payable whereupon the Note shall become forthwith due and payable without presentment, demand, protest or notice of any kind, and the Lender shall be entitled to foreclose its security interest and proceed simultaneously or selectively and successively to

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enforce its rights under the Note, this Agreement and any of the instruments executed pursuant to the terms hereof, or any one or all of them; and/or

          7.2 Deposits; Set-Off. Set-off, regardless of the adequacy of any other collateral, any deposits or other sums due from the Lender to Borrower against any and all liabilities direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower to the Lender. Such sums shall at all times constitute collateral security for all indebtedness and obligations of the Borrower to the Lender. The rights granted by this
Section 7.2 shall be in addition to the rights of the Lender under any statutory and case authority of the State of Oklahoma; and/or

          7.3 Selective Enforcement. In the event the Lender shall elect to selectively and successively enforce its rights under any or either of the aforementioned Loan Documents, such action shall not be deemed a waiver or discharge of any other lien, encumbrance or security instrument securing payment of the Note, or any of them, until such time as the Lender shall have been paid in full all sums advanced under the Note. The foreclosure of any lien provided pursuant to this Agreement without the simultaneous foreclosure of all such liens shall not merge the liens granted which are not foreclosed with any interest which the Lender might obtain as a result of such selective and successive foreclosure.

          7.4 Cumulative Remedies. The remedies herein provided shall be in addition to and not in substitution for the rights and remedies which would otherwise be vested in Lender in law or equity, all of which rights and remedies are specifically reserved by Lender. The remedies herein provided or otherwise available to Lender shall be cumulative and may be exercised concurrently. The failure to exercise any of the remedies herein provided shall not constitute a waiver thereof, nor shall use of any of the remedies hereby provided prevent the subsequent or concurrent resort to any other remedy or remedies which by this Agreement or by law or equity shall be vested in Lender.

     8. GENERAL CONDITIONS. The following conditions shall be applicable throughout the term of this Agreement:

          8.1 Non-Waiver. No advance of Loan proceeds hereunder shall constitute a waiver of any of the conditions of Lender's obligation to make further advances nor, in the event Borrower is unable to satisfy any such condition, shall any such waiver have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

          8.2 Lender's Satisfaction. All proceedings taken in connection with the transactions provided for herein, all insurance policies and documents required or contemplated by this Agreement or the Loan Documents and the persons responsible for the execution and preparation thereof shall be satisfactory to Lender.

          8.3 Levy; Attachment. Neither the Lender's obligation hereunder nor any monies, property or funds deposited or required to be deposited under this Agreement shall be subject or liable to attachment or levy by suit or action of any creditor of Borrower or of any agent, contractor, subcontractor or supplier of Borrower.

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

          8.4 Cross-Default. A default by Borrower in this Agreement shall constitute a default by the Borrower under the Note and other Loan Documents, and any other instrument given by Borrower to Lender pursuant to this Agreement. A default by Borrower under the Note, or other Loan Documents shall constitute a default by Borrower in this Agreement.

          8.5 Relationship of Parties. Lender is neither a partner nor joint venturer with Borrower and is not interested in the profits of the operation thereof. Lender shall not in any way be liable or responsible by reason of the provisions hereof, or otherwise, for the payment of any claims growing out of the operation of the business of the Borrower.

          8.6 Notices. All notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when presented personally or sent by certified or registered mail, return receipt requested, to any party hereto at the following address:

               To Borrower:        JOHN D. and SUSAN Y. GIBBS
                                   GIBBS HOLDINGS, LLC
                                   807 Wood N Creek
                                   Ardmore, Oklahoma 73401
               To Lender:          BANCFIRST
                                   P.O. Box 26778
                                   Oklahoma City, Oklahoma, 73102-8827
                                   Attn:  John Huff, Senior Vice President

or at such other address of which it shall have notified the party giving such notice in writing.

          8.7 Amendment; Waiver. This Agreement may not be amended, modified, waived, discharged or terminated in any way, except by an instrument in writing executed by both parties hereto; PROVIDED, HOWEVER, Lender may, in writing: (i) extend the time for performance of any of the obligations of Borrower; (ii) waive any default by Borrower; and (iii) waive the satisfaction of any condition that is precedent to the performance of Lender's obligations under this Agreement. In the event of a waiver of an event of default by Lender, such specific event of default shall be deemed to have been cured and not continuing, but no such waiver shall extend to any subsequent or other default or impair any consequence of such subsequent or other default.

          8.8 Right To Defend. Lender shall have the right, but not the obligation, at Borrower's expense, to commence, to appear in, or to defend any action or proceeding purporting to affect the rights or duties of the parties hereunder and in connection therewith pay out of the funds of the Loan all necessary expenses, including fees of counsel satisfactory to Lender if Borrower fails to commence, appear in, or defend any such action or proceeding with counsel, except in a suit by Borrower against Lender, in which case the prevailing party shall be entitled to such fees and expenses as a part of any judgment obtained.

          8.9 Gender; Number. In this Agreement, whenever the context so requires, the neuter gender includes the feminine and/or masculine, as the case may be, and the singular number includes the plural.

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

          8.10 Governing Law. This Agreement, the Loan Documents and all other documents issued and executed hereunder shall be deemed to be a contract made under the laws of the State of Oklahoma and shall be construed by and governed in accordance with the laws of the State of Oklahoma.

          8.11 Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

          8.12 Construction. In the event of any inconsistencies or discrepancies between the terms and conditions of this Agreement and the terms and conditions of the Note and other Loan Documents, the terms and conditions of this Agreement shall govern and control.

          8.13 Prohibition Against Assignment. Borrower shall not assign or transfer voluntarily or by operation of law, or otherwise dispose of this Agreement or any rights hereunder. An assignment or transfer in violation of this provision shall be invalid, and an assignment or transfer by operation of law shall be deemed to be an invalid transfer.

          8.14 Entire Agreement. This Agreement, the Loan Documents, and other instruments, statements or documents described herein constitute the entire agreement between Borrower and Lender, with any and all prior agreements and understandings being merged herein.

          8.15 Captions and Paragraph Headings. The captions and paragraph headings contained herein are included for convenience only and shall not be construed or considered a part hereof nor affect in any manner the construction or interpretation hereof.

          8.16 Time of Essence. Time is of the essence of this Agreement.

          8.17 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.






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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Loan
Agreement as of the day and year first above written.

                                   SIGNATURES



                                       BANCFIRST
/s/ John D. Gibbs
----------------------------------
JOHN D. GIBBS                          By:     /s/ John Huff
                                               ---------------------------------
                                               John Huff, Senior Vice President

/s/ Susan Y. Gibbs
----------------------------------
SUSAN Y. GIBBS

GIBBS HOLDINGS, LLC


By:  /s/ John D. Gibbs
     -----------------------------
     John D. Gibbs, Manager























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                              BancFirst Letterhead




101 North Broadway                                                  John N. Huff
Post Office Box 26788                                      Senior Vice President
Oklahoma City, Oklahoma 73126-0788

Telephone (405) 218-4642
FAX (405) 270-4790

        April 21, 2005

        Gibbs Holdings LLC
        John Gibbs
        Susan Gibbs

        Re: Loan Agreement For $1.4 million

        Gentleman:

        We are today entering into a loan agreement for $1.4 million for Holdings to acquire shares of Redwood MicroCap Fund, Inc. some of which will be acquired in a tender offer to minority shareholders of Redwood. This will confirm our agreement that prior to the expiration of the proposed tender offer, we will either increase the loan by $50,000 or otherwise enable you to provide funding for an additional $50,000.

        Very truly yours,


        /s/ John N. Huff

        John N. Huff
        Senior Vice President
        BancFirst



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